Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Third Coast Bancshares, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Common Stock, par value $1.00 per share	Rule 457(o)	(1)	(2)	(2)	—	—
	Equity	Preferred Stock, par value $1.00 per share	Rule 457(o)	(1)	(2)	(2)	—	—
	Other	Warrants	Rule 457(o)	(1)	(2)	(2)	—	—
	Other	Subscription Rights	Rule 457(o)	(1)	(2)	(2)	—	—
	Debt	Debt Securities	Rule 457(o)	(1)	(2)	(2)	—	—
	Equity	Depositary Shares	Rule 457(o)	(1)	(2)	(2)	—	—
	Other	Purchase Contracts	Rule 457(o)	(1)	(2)	(2)	—	—
	Other	Purchase Units	Rule 457(o)	(1)	(2)	(2)	—	—
	Other	Units	Rule 457(o)	(1)	(2)	(2)	—	—
	Unallocated (Universal) Shelf	—	Rule 457(o)	(1)	(2)	$150,000,000	0.00015310	$22,965(3)

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$150,000,000		$22,965

	Total Fees Previously Paid							—

	Total Fee Offsets							N/A

	Net Fee Due							$22,965

(1)

There are being registered hereunder an indeterminate number or amount, as the case may be, of each identified class of securities of Third Coast Bancshares, Inc. (the “Company”), which securities may be offered and sold in such amount in U.S. dollars or the equivalent thereof in foreign currencies as shall result in a maximum aggregate offering price for all securities not to exceed $150,000,000 after the date hereof. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $150,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or in combination with the other securities registered hereunder. The securities registered for sale also include such indeterminate number or amount of securities as may be issued upon the conversion, exercise, settlement or exchange of securities offered hereunder or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

The proposed maximum aggregate offering price per class of security will be determined from time to time by the Company in connection with the issuance by the Company of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b of the Instructions to the Calculation of Filing Fee Tables and Related Disclosure on Item 16(b) of Form S-3 under the Securities Act.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act based on the proposed maximum aggregate offering price of all securities listed.